 EXHIBIT 99.1

brooqLy Announces

Launch of Operations in Czech Republic

Palos Hills, Illinois, March 13, 2024: brooqLy, Inc, a technology company, today announced the launch of its operations in the Czech market.

This expansion marks a milestone in brooqLy's strategic growth plan, as it potentially strengthens its presence in Central Eastern and South Eastern Europe. This move also represents the first of three new planned markets for brooqLy in 2024. The anticipated launch of operations in the Czech Republic is slated for the early summer of 2024 and the planning phase of it will start immediately.

“We are pleased to announce our expansion into the Czech Republic which presents a promising opportunity for brooqLy, due to its vibrant tech ecosystem , digitally savvy population and growing economy. The market boasts a young, dynamic and multiethnic population, who is keen to embrace new technologies and connect with others in meaningful ways our platform offers”, says Panos Lazaretos, CEO of brooqLy.

About brooqLy:

brooqLy is a technology company that has developed an innovative platform for consumers, brands, and retail shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating retail shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users.

Safe Harbor Statement:

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, results of operations, or revenues.